Exhibit 99.1

Experienced technology executive and board member, Kirsten Wolberg, joins Dynatrace Board of Directors

WALTHAM, Mass., March 18, 2021 – Software intelligence company Dynatrace (NYSE: DT), today announced the appointment of Kirsten Wolberg to its board of directors. Ms. Wolberg, an experienced Chief Technology and Operations executive, has served in senior leadership roles at category-defining companies, including DocuSign, Salesforce, PayPal, and Charles Schwab, as well as in board roles with public companies and non-profit organizations.

“Kirsten’s experience in technology and helping companies scale will be invaluable to Dynatrace as we deliver for our customers, partners, employees, and shareholders,” said John Van Siclen, CEO of Dynatrace. “Her extraordinary background and operational capabilities will help us continue to execute on our business strategy of helping the world’s leading enterprises accelerate their digital transformations.”

“I am thrilled to be joining the Dynatrace board at such an exciting time in the company’s history,” said Kirsten Wolberg. “Throughout my career, I’ve been fortunate to be a part of innovative technology and financial services companies that have launched disruptive products and grown rapidly to become market leaders. I look forward to bringing my experience to help guide Dynatrace as it continues to steadily expand its operations and grow global market share.”

In addition to her role on the Dynatrace board, Ms. Wolberg currently serves as board director for lender Sallie Mae (Nasdaq: SLM) and the enterprise technology companies CalAmp (Nasdaq: CAMP) and DUCO. She also serves on the boards of two nonprofit organizations in the workforce development space, Year Up and Jewish Vocational Services. She is a graduate of the University of Southern California and the Kellogg School of Management at Northwestern University, where she earned her BS and MBA, respectively.

About Dynatrace

Dynatrace provides software intelligence to simplify cloud complexity and accelerate digital transformation. With automatic and intelligent observability at scale, our all-in-one platform delivers precise answers about the performance and security of applications, the underlying infrastructure, and the experience of all users to enable organizations to innovate faster, collaborate more efficiently, and deliver more value with dramatically less effort. That’s why many of the world’s largest enterprises trust Dynatrace® to modernize and automate cloud operations, release better software faster, and deliver unrivalled digital experiences.

Curious to see how you can simplify your cloud? Let us show you. Visit our trial page for a free 15-day Dynatrace trial.

To learn more about how Dynatrace can help your business, visit www.dynatrace.com, visit our blog and follow us on Twitter @dynatrace.

Press contacts
Hailey Melamut
March Communications
dynatrace@marchcomms.com
+1.617.960.8896

Tristan Webb
Spark Communications
dynatrace@sparkcomms.co.uk
+44.207.436.0420